Exhibit 14.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Financial Highlights” in the Prospectus/Proxy Statement of Federated Stock and California Muni Fund (Acquired Fund) and Federated Muni and Stock Advantage Fund (Acquiring Fund), two of the portfolios constituting Federated Income Securities Trust, and to the incorporation by reference of our reports, dated January 17, 2008 and December 17, 2008, respectively, on the financial statements and financial highlights as of November 30, 2007 and October 31, 2008, respectively, in the Prospectus/Proxy Statement included in this Registration Statement on Form N-14.

We also consent to the reference to our firm under the caption “Financial Highlights” in the Prospectuses of Federated Stock and California Muni Fund and Federated Muni and Stock Advantage Fund, dated January 31, 2008 and December 31, 2008, respectively, on Form N-1A, which were filed with the SEC and are incorporated by reference in this Registration Statement on Form N-14.  We also consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm” in the Federated Stock and California Muni Fund and Federated Muni and Stock Advantage Fund Statements of Additional Information, dated January 31, 2008 and December 31, 2008, respectively, on Form N-1A, which were filed with the SEC and are incorporated by reference into the Statement of Additional Information included in this Registration Statement on Form N-14.

           /s/ ERNST & YOUNG LLP

Boston, Massachusetts
January 26, 2009